                             GILEAD SCIENCES, INC.
                               333 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

                            ------------------------

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware Corporation (the "Company") will be held on Wednesday, May 24, 2000, at 10:00 a.m. local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California for the following purposes:

    1. To elect seven directors to serve for the next year and until their successors are elected.

    2. To approve an amendment to the Company's 1991 Stock Option Plan to increase the total number of shares of Common Stock authorized for issuance under that plan from 10,000,000 to 10,750,000 shares and to extend the term of the plan from October 2001 to April 2010.

    3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

    4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Mark L. Perry
                                          SECRETARY

Foster City, CA
April 12, 2000

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             GILEAD SCIENCES, INC.
                               333 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf on the Board of Directors of Gilead Sciences, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 24, 2000 at
10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at such date at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company, or at the Company's request, by D.F. King & Co., a professional proxy solicitor. No additional compensation will be paid to directors, officers or other employees for such services, but D.F. King & Co. will be paid its customary fee, estimated to be $5,000, for its solicitation services.

    The Company intends to mail this Proxy Statement and the accompanying proxy card on or about April 17, 2000 to all stockholders entitled to vote at the Annual Meeting.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting must be received by the Company no later than November 15, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 10, 2000 will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 10, 2000, the Company had outstanding and entitled to vote 44,547,212 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are seven nominees for the seven Board positions presently authorized by resolution of the Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. Messrs. Berg, Davignon, Denny, Martin, Moore, Rumsfeld and Shultz were elected by the stockholders.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present and in person or represented by proxy and entitled to vote on the proposal at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees in alphabetical order, and certain information about them as of April 10, 2000, are set forth below:

NAME                                     AGE           POSITION WITH THE COMPANY/PRINCIPAL OCCUPATION
----                                   --------   --------------------------------------------------------
Paul Berg(1).........................     73      Cahill Professor, Department of Biochemistry, Stanford
                                                  University School of Medicine

Etienne F. Davignon..................     67      Chairman, Societe Generale de Belgique

James M. Denny(1)(2).................     67      Senior Advisor, William Blair Capital Partners LLC

John C. Martin.......................     48      President and Chief Executive Officer

Gordon E. Moore(1)(2)................     71      Chairman Emeritus, Intel Corporation

Donald H. Rumsfeld...................     67      Chairman of the Board of Directors

George P. Shultz(2)..................     79      Distinguished Fellow, Hoover Institution, Stanford
                                                  University

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    Dr. Berg joined Gilead's Board of Directors in April 1998. Dr. Berg is currently Cahill Professor in Cancer Research in the Department of Biochemistry at Stanford University School of Medicine where he has been on the faculty since 1959. He has served as Director of the Stanford University Beckman Center for Molecular and Genetic Medicine since its founding in 1985. Dr. Berg is a director of Affymetrix, Inc. and Transgene, Inc. He is the founder and a scientific advisor to Schering-Plough's DNAX Research Institute. Dr. Berg received the Nobel Prize for Chemistry in 1980.

    Mr. Davignon joined Gilead's Board of Directors in September 1990. He has served as the Chairman of Societe Generale de Belgique, a diversified financial and industrial company, since 1988. Mr. Davignon served as the European Community's Commissioner for Industry and International Markets from 1977 to 1981, and as the EC's Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is a director of BASF, Compagnie de Suez, Pechiney and a number of other European companies.

    Mr. Denny joined Gilead's Board of Directors in January 1996. Mr. Denny is a Senior Advisor to William Blair Capital Partners LLC, a private equity fund manager. Mr. Denny is a retired Vice Chairman of Sears, Roebuck & Co. As Vice Chairman, he had responsibility for Allstate Insurance Corporation, Coldwell Banker Real Estate Group and the corporate financial organization. Previously, he served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle-affiliated company. He is a director of Allstate Corporation, GATX Corporation and ChoicePoint, Inc.

    Dr. Martin has served as President and Chief Executive Officer of Gilead since April 1996. He joined the Company in October 1990 as Vice President for Research and Development. From 1984 to 1990 he was employed at Bristol-Myers Squibb, a pharmaceutical company, where he was Director of Antiviral Chemistry. Dr. Martin was with Syntex Corporation from 1978 to 1984. Dr. Martin is the co-inventor of ganciclovir, a pharmaceutical developed by Syntex and marketed for the treatment of cytomegalovirus infection. He is President of the International Society of Antiviral Research and Chairman of the Board of Directors of the Bay Area Bioscience Center. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago.

    Dr. Moore joined Gilead's Board of Directors in January 1996, and served as a member of the Company's Business Advisory Board from July 1991 until January 1996. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is Chairman of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990.

    Mr. Rumsfeld joined Gilead's Board of Directors in July 1988 and was elected Chairman of the Board in January 1997. Mr. Rumsfeld has been in private business since August 1993. He served as the Chairman and Chief Executive Officer of General Instrument Corporation, a diversified electronics company, from 1990 to 1993, and was Chief Executive Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1985. Mr. Rumsfeld formerly served as Presidential Envoy to the Middle East, U.S. Secretary of Defense, White House Chief of Staff, U.S. Ambassador to NATO and U.S. Congressman. Mr. Rumsfeld is a director of ABB AB, Amylin Pharmaceuticals, Inc., Overx, Inc. and Tribune Company. In 1977,
Mr. Rumsfeld was awarded the Medal of Freedom, the nation's highest civilian award.

    Dr. Shultz joined Gilead's Board of Directors in January 1996. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., Freemont Group, Inc. and Charles Schwab. He also serves as Chairman of J.P. Morgan's International Advisory Committee.
Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury.

Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Medal of Freedom, the nation's highest civilian award.

BOARD COMMITTEES AND MEETINGS

    During 1999 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review their independence, the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls. The Audit Committee, which during 1999 was composed of Messrs. Denny (Chairman), Moore and Shultz, met three times during such period.

    The Compensation Committee makes recommendations and, with respect to executive officers, determinations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which during 1999 was composed of Messrs. Moore (Chairman), Berg and Denny, met one time during such period.

    During 1999, each director, with the exception of Messrs. Davignon and Shultz, attended at least 75% of the meetings of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. Mr. Davignon attended 50% of such Board meetings held during the period and Dr. Shultz attended 64% of the aggregate of the Board meetings and Audit Committee meetings.

EXECUTIVE OFFICERS

    The names of the Company's executive officers who are not also directors of the Company and certain information about each of them are set forth below:

    Norbert W. Bischofberger, age 44, is Gilead's Senior Vice President, Research & Development. Dr. Bischofberger joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in March 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998, at which time he became an executive officer. Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. Prior to joining Gilead,
Dr. Bischofberger worked in research at Genentech, Inc. from 1986 to 1990, most recently as Manager of DNA Synthesis. He received his B.S. in chemistry at the University of Innsbruck in Austria, and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland.

    Mark L. Perry, age 44, is Gilead's Senior Vice President, Operations.
Mr. Perry joined Gilead in July 1994 as its Vice President and General Counsel and became Chief Financial Officer in May 1996. Mr. Perry was appointed Senior Vice President, Chief Financial Officer and General Counsel in January 1998 and served in that capacity until he was appointed to his present position in February 2000. He has also served as Corporate Secretary since May 1994. From 1981 to 1994, Mr. Perry was with Cooley Godward LLP in San Francisco and Palo Alto, California. Cooley Godward serves as Gilead's primary outside counsel. Mr. Perry was an associate with Cooley Godward from 1981 to 1987, and a partner from 1987 to 1994. Mr. Perry received his J.D. from the University of California, Davis and is a member of the California bar.

    Sharon Surrey-Barbari, age 45, is the Company's Vice President and Chief Financial Officer. Ms. Surrey-Barbari joined the Company in January 1998 as Director of Finance. In January 1999, she became Vice President of Finance and served in that capacity until appointed to her present position in February 2000. From 1996 to 1998, Ms. Surrey-Barbari was with Foote, Cone & Belding HealthCare as Vice President, Strategic Planning. From 1972 to 1995, she was employed at Syntex Corporation, where she held various management positions in corporate finance, financial planning, marketing, and commercial planning. Her most recent position at Syntex was as Director of Commercial Planning.
Ms. Surrey-Barbari received her B.S. in Accounting from San Jose State University, California.

                                   PROPOSAL 2
          APPROVAL OF THE AMENDED AND RESTATED 1991 STOCK OPTION PLAN

    In November 1991, the Board of Directors ("Board") adopted, and the stockholders subsequently approved, the Company's 1991 Stock Option Plan ("1991 Plan"). In April 2000, the Board adopted an amendment and restatement of the 1991 Plan ("Restated 1991 Plan") and reserved an additional 750,000 shares of Common Stock for issuance under the Restated 1991 Plan, bringing the total shares authorized for issuance thereunder to 10,750,000. The Board adopted this amendment to enable the Company to continue to grant stock options to employees at levels that the Board and the Compensation Committee deem to be appropriate. The Board intends to increase the shares available under the Restated 1991 Plan on an annual basis in amounts approximating the number of shares required for the options the Company anticipates granting over the next year.

    As of February 25, 2000, options (net of canceled or expired options) covering an aggregate of 7,350,480 shares of Common Stock had been granted under the Restated 1991 Plan, and 3,399,520 shares (plus any shares that might in the future be returned as a result of the cancellation or expiration of options) remained available for future grant under the Restated 1991 Plan, giving effect to the April 2000 amendment.

    During 1999, under the 1991 Plan, the Company granted the following:

    - options to purchase 245,000 shares at exercise prices ranging from $35.75 to $58.38 per share to all current executive officers, as a group;

    - options to purchase 1,222,300 shares at exercise prices ranging from $35.75 to $83.63 per share to all employees, other than executive officers, as a group; and

    - no options to current directors who are not officers.

    For information regarding stock option grants to the Company's Chief Executive Officer and its four other most highly compensated executive officers for the year ended December 31, 1999 (the "Named Executive Officers"), see "Executive Compensation--Stock Option Grants and Exercises."

    Stockholders are requested in this Proposal to approve the amendment and restatement of the 1991 Plan as the Restated 1991 Plan in the form attached hereto as Exhibit A. This amendment and restatement involves reserving for issuance an additional 750,000 shares of Common Stock and extending the term of the 1991 Plan from October 31, 2001 to April 30, 2010. If the stockholders fail to approve this Proposal, the 1991 Plan will continue in the form prior to the amendment and restatement.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Restated 1991 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Restated 1991 Plan are outlined below:

GENERAL

    The Restated 1991 Plan provides for the grant of both incentive stock options and nonstatutory stock options. Incentive stock options granted under the Restated 1991 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Nonstatutory stock options granted under the Restated 1991 Plan are intended not to qualify as incentive stock options under the Internal Revenue Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the options included in the Restated 1991 Plan.

PURPOSE

    The Restated 1991 Plan was adopted to provide a means:

    - by which selected directors and employees of, and consultants to, the Company and its affiliates could be given an opportunity to receive stock in the Company;

    - to secure and retain the services of persons capable of filling such positions;

    - to assist in retaining the services of employees holding key positions;
      and

    - to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

ADMINISTRATION

    The Board administers the Restated 1991 Plan unless and until the Board delegates administration to a committee. Under the Restated 1991 Plan, the committee would consist of one or more members of the Board and all of the members of the Board on the committee may be non-employee directors or outside directors.

    The Board has delegated administration of the Restated 1991 Plan to the Compensation Committee of the Board. In this proposal, the "Board" refers to the Compensation Committee as well as to the Board. In connection with the administration of the Restated 1991 Plan, the Compensation Committee generally has the powers possessed by the Board. However, the Compensation Committee's powers may be restricted by resolutions adopted by the Board from time to time so long as the resolutions are not inconsistent with the provisions of the Restated 1991 Plan.

    The Board or the Compensation Committee may delegate to a committee of one or more members of the Board the authority to grant options to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended, and/or who are either:

    - not then employees covered by Section 162(m) of the Internal Revenue Code and are not expected to be covered by Section 162(m) of the Internal Revenue Code at the time of recognition of income resulting from such option; or

    - not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Internal Revenue Code.

    The Board may abolish such committee at any time and return the administration of the Restated 1991 Plan to the Board.

    The Board generally has the power to construe and interpret the Restated 1991 Plan. In addition, subject to the provisions of the Restated 1991 Plan, the Board has the power to determine the following:

    - the persons to whom and the dates on which options will be granted;

    - what type of option will be granted;

    - the number of shares to be subject to each option;

    - the time or times during the term of each option within which all or a portion of the option may be exercised;

    - the exercise price;

    - the type of consideration; and

    - other terms of the option.

SHARES SUBJECT TO THE RESTATED 1991 PLAN

    The common stock that may be sold pursuant to options under the Restated 1991 Plan shall not exceed in the aggregate 10,750,000 shares of Common Stock. If any option expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such option again will become available for issuance under the Restated 1991 Plan.

ELIGIBILITY

    Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees, directors or consultants. As of February 25, 2000, approximately 735 employees were eligible to participate in the Restated 1991 Plan.

    Generally, a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company will not be eligible for the grant of an incentive stock option. However, such 10% stockholder may be granted an incentive stock option if: (1) the exercise price of the option is at least 110% of the fair market value of the common stock subject to the option on the option's date of grant; and (2) the term of the option does not exceed 5 years from the date of grant. No person is eligible to be granted options covering more than 500,000 shares of Common Stock in any calendar year.

TERM AND TERMINATION

    No option is exercisable after the expiration of 10 years from the date it was granted.

    In the event an optionee's continuous service to the Company or its affiliates is terminated, the optionee's ability to exercise his or her option is restricted. In such a case, the optionee may exercise his or her option, to the extent that he or she was entitled to exercise it at the time of termination, but only within the earlier of (1) the period of time after the termination of the optionee's continuous service specified in the option agreement or (2) the expiration of the term of the option as specified in the option agreement. In the case of an incentive stock option, such period of time may not exceed 90 days from the date of termination except in the event of death or disability.

    In the event an optionee's continuous service to the Company or its affiliates terminates as a result of the optionee's death or disability, the ability of the optionee or such optionee's estate, heirs or beneficiaries to exercise his or her option is restricted. In such a case, the option may be exercised, but only within the period ending on the earlier of (1) 12 months following such termination or such longer or shorter period as specified in the option agreement or (2) the expiration of the term of the option as specified in the option agreement.

EXERCISE PRICE

    The exercise price of each incentive stock option and each nonstatutory stock option granted under the Restated 1991 Plan will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. As of February 25, 2000, the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market was $72.34. The Company is prohibited from repricing outstanding options granted under the Restated 1991 Plan without the consent of its stockholders.

EXERCISE PRICE AND PAYMENT

    The option's exercise price is paid either:

    - in cash at the time of exercise or purchase; or

    - if determined by the Board at the time of grant, by (1) deferred payment or other arrangement or (2) in any other form of legal consideration that may be acceptable to the Board, such as by delivery to the Company of other Common Stock of the Company.

    In the case of any deferred payment arrangement, interest will be compounded at least annually. In addition, interest will be charged at the minimum rate of interest necessary to avoid imputed interest for federal tax purposes.

TRANSFERABILITY

    An incentive stock option is not transferable except by will or by the laws of descent and distribution. Moreover, an incentive stock option is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option generally will not be transferable except by will or by the laws of descent and distribution. In addition, an optionee may designate a beneficiary who may exercise his or her option after death.

VESTING

    Options granted under the Restated 1991 Plan may become exercisable in monthly, quarterly or other periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable or vest with respect to some or all of the shares allotted to that period. In addition, it may provide that the option may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, so long as the Company has a repurchase right with respect to any unvested shares.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the common stock subject to the Restated 1991 Plan, or subject to any option, without receipt of cash or other property by the Company through:

    - merger, consolidation, reorganization, recapitalization;

    - stock dividend, dividend in property other than cash, stock split, liquidating dividend; or

    - combination of shares, exchange of shares, change in corporate structure or otherwise, the class(es) and maximum number of shares subject to the Restated 1991 Plan, the maximum annual grant of shares under the Restated 1991 Plan and the class(es) and number of shares and price per share of stock subject to outstanding options will be appropriately adjusted.

    In the event of:

    - a dissolution or liquidation of the Company;

    - a merger or consolidation in which the Company is not the surviving corporation;

    - a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

    - any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged (collectively, a "change in control"),

then, at the discretion of the Board and to the extent permitted by applicable law, either (1) the surviving corporation will assume outstanding options or will substitute similar options for those outstanding under the Restated 1991 Plan, (2) the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event or
(3) the options will continue in full force and effect.

    If, within one month before or 13 months after the date of a change in control, the continuous service of an optionee terminates due to an involuntary termination (not including death or disability) without "cause" (as such term is defined in the Restated 1991 Plan) or a voluntary termination by the optionee due to a "constructive termination" (as such term is defined in the Restated 1991 Plan), then the vesting and exercisability of all options held by that optionee will be accelerated, or any reacquisition or repurchase rights held by the Company with respect to the option will lapse. However, if such potential acceleration of the vesting and exercisability of options (or lapse of reacquisition or repurchase rights held by the Company with respect to options) would cause a contemplated change in control transaction that would otherwise be eligible to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by the Company's independent public accountants prior to the change in control, then such acceleration will not occur.

    In the event that such acceleration of the vesting and exercisability of the options (or lapse of reacquisition or repurchase rights held by the Company with respect to options) as described above, when added to the benefits otherwise payable to an optionee, constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code that otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the optionee's benefits will be delivered to such lesser extent that will result in no portion of the benefits being subject to the excise tax.

AMENDMENT OF THE RESTATED 1991 PLAN

    The Board at any time, and from time to time, may amend the Restated 1991 Plan. However, no amendment will be effective unless approved by the stockholders within 12 months before or after the adoption of the amendment, where the amendment will:

    - increase the number of shares reserved for issuance under the Restated 1991 Plan;

    - modify the requirements as to eligibility for participation; or

    - require stockholder approval in order for the Restated 1991 Plan to satisfy the requirements of Section 422 of the Internal Revenue Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any securities exchange requirements.

    The Board may in its sole discretion submit any other amendment to the Restated 1991 Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE RESTATED 1991 PLAN

    The Board may suspend or terminate the Restated 1991 Plan at any time. Unless sooner terminated, the Restated 1991 Plan will terminate on April 30, 2010. No options may be granted under the Restated 1991 Plan while the Restated 1991 Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

    The following describes the material federal income tax consequences to an optionee and the Company associated with the grant and exercise of options under the Restated 1991 Plan. This discussion does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Restated 1991 Plan are intended to be eligible for the favorable federal income tax treatment applicable to "incentive stock options" under the Internal Revenue Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for (1) more than two years from the date on which the option is granted and (2) more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss.

    The disposition of the stock before the expiration of either of these holding periods is generally referred to as a "disqualifying disposition." A disqualifying disposition generally results in the optionee realizing taxable ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price, or (2) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

    Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs. The Company's ability to take this deduction will generally depend upon the satisfaction of the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and a tax reporting obligation.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Restated 1991 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income. The ordinary income will generally be equal to the excess of the stock's fair market value on the date of exercise over the option exercise price.

    Generally, the Company is required to withhold from regular wages or supplemental wage payments of employees an amount based on any ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Internal Revenue Code and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

    Upon disposition of the stock, the optionee will recognize a capital gain or loss. The capital gain or loss will be equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    POTENTIAL LIMITATION ON THE COMPANY'S DEDUCTIONS. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the Restated 1991 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Under United States Treasury Regulations, compensation attributable to stock options will qualify as performance-based compensation, if the option is granted by a compensation committee comprised solely of "outside directors" and either:

    - (1) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period,
      (2) the per-employee limitation is approved by the stockholders, and
      (3) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or

    - the option is granted or exercisable only upon the achievement, as certified in writing by the compensation committee, of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's by-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 25, 2000 by: (1) each current director; (2) each current executive officer (3) all executive officers and directors of the Company as a group; and (4) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                BENEFICIAL OWNERSHIP(1)
                                                              ----------------------------
                                                              NUMBER OF
BENEFICIAL OWNER                                               SHARES     PERCENT OF TOTAL
----------------                                              ---------   ----------------
Wellington Management Company, LLP(2) ......................  6,149,472         13.85%
  75 State Street
  Boston, MA 02109

Fidelity Management & Research Company(3) ..................  4,475,815         10.08%
  82 Devonshire Street
  Boston, MA 02109

John C. Martin(4)...........................................    387,433             *

Donald H. Rumsfeld(5).......................................    184,482             *

Norbert W. Bischofberger(6).................................    147,631             *

Mark L. Perry(7)............................................    117,412             *

Etienne F. Davignon (8).....................................     61,580             *

Gordon E. Moore(9)..........................................     58,781             *

James M. Denny(10)..........................................     45,377             *

George P. Shultz(11)........................................     40,500             *

Sharon A. Surrey-Barbari(12)................................     13,018             *

Paul Berg(13)...............................................     10,000             *

All executive officers and directors as a group               1,066,214           2.4%
  (10 persons)(14)..........................................

------------------------

  * Less than one percent

 (1) This table is based upon information supplied by the Company's directors, officers, principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,388,828 shares of Common Stock outstanding on February 25, 2000.

 (2) Based on a Schedule 13G filed with the SEC on February 9, 2000, The Wellington Management Company, LLP ("WMC"), a registered investment advisor, has beneficial ownership of and shared dispositive power over 6,149,472 shares of Common Stock at December 31, 1999. Such shares are owned by numerous investment advisory clients of WMC, none of which is known to have beneficial ownership of more than 5% of Common Stock. As of December 31, 1999, WMC had shared voting power over 3,100,007 of the shares for which it is deemed to have beneficial ownership.

 (3) Based on a Schedule 13G filed with the SEC on February 11, 2000, FMR Corp. ("FMR") indirectly held 4,795,166 shares of Common Stock at December 31, 1999. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and an investment advisor, was the beneficial owner of 4,475,815 shares of Common Stock at December 31, 1999 as a result of acting as an investment advisor to various investment companies. Fidelity Management Trust Company, another wholly owned subsidiary of FMR and a bank, was the beneficial owner of 310,751 shares of the outstanding Common Stock at December 31, 1999. Fidelity International Limited ("FIL"), an affiliate of FMR, provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL was the beneficial owner of 8,600 shares of the outstanding Common Stock at December 31, 1999.

 (4) Includes 348,075 shares subject to stock options exercisable within 60 days.

 (5) Includes 30,854 shares held in a grantor annuity trust for which Mr. Rumsfeld and Mr. Denny are co-donors and trustees and 54,250 shares subject to stock options exercisable within 60 days.

 (6) Includes 12,534 shares held in trust for which Dr. Bischofberger and his wife are trustees and 131,449 shares subject to stock options exercisable within 60 days.

 (7) Includes 800 shares held in account for Mr. Perry's minor child for which Mr. Perry is the custodian and 98,250 shares subject to stock options exercisable within 60 days.

 (8) Includes 61,580 shares subject to stock options exercisable within 60 days.

 (9) Includes 42,116 shares subject to stock options exercisable within 60 days.

(10) Includes 3,713 shares held in partnership with Mr. Denny's wife and 37,950 shares subject to stock options exercisable within 60 days.

(11) Includes 30,500 shares subject to stock options exercisable within 60 days.

(12) Includes 10,724 shares subject to stock options exercisable within 60 days.

(13) Includes 10,000 shares subject to stock options exercisable within 60 days.

(14) Includes 959,991 shares subject to stock options exercisable within 60 days. See notes (4) through (13) above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1999, the Company's executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent beneficial owners.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each Non-Employee Director of the Company receives a fee of $1,000 for each meeting attended. For the year ended December 31, 1999, the total compensation paid to current non-employee directors was $26,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    Each Non-Employee Director of the Company also receives stock option grants under the 1995 Non-Employee Directors' Stock Option Plan ("Directors' Plan"). The Directors' Plan provides for non-discretionary grants of nonstatutory stock options to Non-Employee Directors of the Company, on an automatic basis pursuant to a pre-approved schedule. Options granted under the Directors' Plan are at prices not less than fair value on the date of grant, become exercisable over a period of five years in equal quarterly installments at the rate of 5% per quarter and expire after ten years. Such vesting is conditioned upon continuous service as a Non-Employee Director of or consultant to the Company. The exercise price of options granted must be paid in cash or shares of Common Stock of the Company at the time the option is exercised.

    Each Non-Employee Director was granted as of January 2, 1996, or on such later date as he or she is first elected to be a Non-Employee Director, an option to purchase 25,000 shares of Common Stock of the Company (the "Initial Grant"). Thereafter, on each anniversary date of a Non-Employee Director's Initial Grant, the Non-Employee Director is automatically granted an option to purchase 5,000 shares of Common Stock of the Company (the "Annual Grant"). A Non-Employee Director who is also the Chairperson of the Board is granted an option to purchase an additional 20,000 shares of Common Stock of the Company at the time of his or her Initial Grant or later election as Chairperson, and an additional 4,000 shares of Common Stock of the Company at the time of his or her Annual Grant. Each Non-Employee Director who serves on a standing committee of the Board is automatically granted an option to purchase an additional 1,000 shares of Common Stock of the Company at the time of his or her Initial Grant, and an additional 1,000 shares of Common Stock of the Company at the time of his or her Annual Grant, for each such committee. Each Non-Employee Director who serves on a standing committee and who is also the Chairperson of that committee is automatically granted an option to purchase an additional 2,000 shares of Common Stock of the Company at the time of his or her Annual Grant. No other options may be granted under the Directors' Plan.

    During 1999, the Company granted options covering 46,000 shares to its current Non-Employee Directors, at exercise prices ranging from $41.06 to $43.25 per share. Each option granted had an exercise price equal to the fair value of the Common Stock of the Company on the date of grant.

    As of February 25, 2000, options to purchase a total of 349,000 shares of Common Stock of the Company were outstanding under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the years ended December 31, 1999, 1998 and 1997, certain compensation awarded or paid to, or earned by, the Company's Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                 ANNUAL COMPENSATION    COMPENSATION
                                                                 --------------------   ------------
                                                                                           SHARES
                                                   YEAR ENDED                            UNDERLYING
NAME AND PRINCIPAL POSITION                       DECEMBER 31,   SALARY(1)    BONUS      OPTIONS(2)
---------------------------                       ------------   ---------   --------   ------------
John C. Martin .................................      1999       $387,681    $250,000      100,000
  President and Chief Executive Officer               1998       $354,375    $150,000       65,000
                                                      1997       $326,667    $150,000       75,000

Jeffrey W. Bird(3) .............................      1999       $247,073    $140,000       60,000
  Former Senior Vice President, Business              1998       $222,750    $100,000       65,000
  Operations                                          1997       $187,917    $100,000       40,000

Norbert W. Bischofberger(4) ....................      1999       $247,075    $140,000       60,000
  Senior Vice President, Research and                 1998       $222,752    $115,000       55,000
  Development                                         1997       $199,583    $ 75,000       40,000

Howard S. Jaffe(5) .............................      1999       $290,368    $175,000       40,000
  Former Senior Vice President, Drug Development      1998       $278,461    $100,000       35,000
                                                      1997       $269,167    $100,000       40,000

Mark L. Perry(6) ...............................      1999       $275,514    $140,000       60,000
  Senior Vice President, Operations                   1998       $253,125    $100,000       55,000
                                                      1997       $244,458    $ 75,000       40,000

------------------------

(1) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) employee savings and retirement plan.

(2) The Company has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the Named Executive Officers during the periods covered.

(3) Dr. Bird resigned as Senior Vice President, Business Operations effective April 12, 2000. While he will continue to provide certain services to the Company under the terms of a consulting agreement, he is no longer an executive officer or an employee of the Company as of the effective date of his resignation.

(4) Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. Prior to that, Dr. Bischofberger served as Senior Vice President, Research.

(5) Dr. Jaffe became a part-time employee of the Company effective January 1, 2000. Dr. Jaffe's title is Senior Medical Advisor and he is also a member of the Company's Scientific Advisory Board. As of January 1, 2000, Dr. Jaffe is no longer an executive officer of the Company.

(6) Mr. Perry was named Senior Vice President, Operations in February 2000. Prior to that, he served as Senior Vice President, Chief Financial Officer and General Counsel. Mr. Perry continues to serve as Corporate Secretary.

STOCK OPTION GRANTS AND EXERCISES

    As of February 25, 2000, options to purchase a total of 4,822,784 shares of Common Stock had been granted and remained outstanding under the 1991 Plan, and options to purchase 2,649,520 shares of Common Stock remained available for grant thereunder. In addition, as of such date, options to purchase a total of 107,602 shares of Common Stock were outstanding under the Company's 1987 Incentive Stock Option Plan, options to purchase a total of 13,865 shares of Common Stock were outstanding under the Company's 1987 Supplemental Stock Option Plan, options to purchase 43,760 shares of Common Stock were outstanding under the NeXstar Pharmaceuticals, Inc. ("NeXstar") 1988 Stock Option Plan and options to purchase 509,191 shares of Common Stock were outstanding under NeXstar's 1993 Incentive Stock Plan and pursuant to certain option grants made outside of the Company's option plans.

    The Company grants both incentive stock options and nonstatutory stock options to its executive officers under the 1991 Plan. The following tables show, for the year ended December 31, 1999 (the "Last Fiscal Year"), certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE
                               -------------------------------                              AT ASSUMED ANNUAL RATES
                                 SHARES      PERCENT OF TOTAL                             OF STOCK PRICE APPRECIATION
                               UNDERLYING    OPTIONS GRANTED     EXERCISE                     FOR OPTION TERM(3)
                                OPTIONS     DURING FISCAL YEAR   PRICE PER   EXPIRATION   ---------------------------
NAME                           GRANTED(1)    TO EMPLOYEES(2)       SHARE        DATE           5%            10%
----                           ----------   ------------------   ---------   ----------   ------------   ------------
John C. Martin..............     100,000           6.71%          $58.375     07/21/09     $3,669,901     $9,299,518

Jeffrey W. Bird.............      60,000           4.03%          $58.375     07/21/09     $2,201,941     $5,579,711

Norbert W. Bischofberger....      60,000           4.03%          $58.375     07/21/09     $2,201,941     $5,579,711

Mark L. Perry...............      60,000           4.03%          $58.375     07/21/09     $2,201,941     $5,579,711

Howard S. Jaffe.............      40,000           2.69%          $58.375     07/21/09     $1,467,961     $3,719,807

------------------------

(1) The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the 1991 Plan. The options vest at the rate of 20% after one year and 5% per quarter thereafter during the optionee's employment. Subject to certain exceptions, the maximum term of options granted under the 1991 Plan is ten years.

(2) Based on options to purchase 1,489,494 shares of Common Stock granted to employees, including executive officers, for the year ended December 31, 1999.

(3) The potential realizable value is based on the term of the option at the date of the grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and the timing of exercise and sale transactions by the holder. There can be no assurance that the amounts reflected in this table, or that any gains, will be achieved.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               SHARES OF VESTED/UNVESTED
                               SHARES                           COMMON STOCK UNDERLYING    VALUE OF VESTED/UNVESTED
                             ACQUIRED ON                        UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
NAME                          EXERCISE     VALUE REALIZED(1)     DECEMBER 31, 1999(2)        DECEMBER 31, 1999(3)
----                         -----------   -----------------   -------------------------   ------------------------
John C. Martin.............     26,000         $1,009,526          331,575 / 238,750       $12,177,251 / $3,958,563

Jeffery W. Bird............         --                 --           97,947 / 141,750       $ 3,538,384 / $2,256,250

Norbert W. Bischofberger...         --                 --          125,949 / 138,250       $ 4,577,945 / $2,240,813

Howard S. Jaffe............     48,865         $1,544,642           76,550 / 122,850       $ 2,548,863 / $2,651,888

Mark L. Perry..............     15,000         $  611,563          105,750 / 134,250       $ 3,936,063 / $1,993,313

--------------------------

(1) Represents the fair value of the aggregate amount of Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq Stock Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) Fair value of the Company's Common Stock at December 31, 1999 ($54.125, based on the closing sales price reported on the Nasdaq Stock Market), less the exercise price.

AGREEMENTS WITH FORMER EXECUTIVE OFFICERS

    In October 1999, the Company entered into an employment agreement (the "Employment Agreement") with Dr. Jaffe, formerly the Company's Senior Vice President, Drug Development. Under the terms of the Employment Agreement,
Dr. Jaffe transitioned to a part-time employee for a one-year period effective January 1, 2000, in the position of Senior Medical Advisor. Dr. Jaffe will also be a member of the Company's Scientific Advisory Board. As consideration for Dr. Jaffe's part-time service, the Company will pay him an annual salary of $150,000. In addition, all of Dr. Jaffe's outstanding options will continue to vest pursuant to their existing vesting schedules. The Employment Agreement automatically renews on the same terms for additional one-year periods, from January 1 through December 31, unless either the Company or Dr. Jaffe terminates the Employment Agreement in writing and within a specified amount of time in advance of the renewal date.

    On February 18, 2000, the Company entered into a consulting agreement (the "Consulting Agreement") with Dr. Bird, formerly the Company's Senior Vice President, Business Operations, for the period from April 12, 2000 through
June 30, 2000, extendable by mutual agreement. Under the terms of the Consulting Agreement, Dr. Bird will be on retainer to perform consulting services as requested by the Company. As consideration for Dr. Bird's services, the Company will pay him a per diem fee of $1,500 per day plus reasonable out-of-pocket expenses. Dr. Bird has no minimum consulting obligation under the Consulting Agreement.

COMPENSATION COMMITTEE REPORT (1)

    During the year ended December 31, 1999, the Compensation Committee of the Board of Directors (the "Committee") consisted of Gordon E. Moore (Chairman), Paul Berg and James M. Denny. None of the Committee members is an officer or an employee of the Company. The

------------------------

(1) This Report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of the Company, including the award of stock options under the Company's stock option plans. In particular, the Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. The Chief Executive Officer is not present during the discussion of his compensation.

    The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. In addition, long-term equity compensation is awarded to align the interests of management and stockholders. The Company provides executive officers (and key employees) of the Company with a substantial economic interest in the long-term appreciation of the Company's Common Stock through the grant of stock options, subject to vesting restrictions.

    Compensation for each of the Company's executive officers generally consists of three elements: cash salary, a cash bonus and stock option grants with exercise prices set at fair value at the time of grant. Base salaries and cash bonuses are determined annually, based on the achievement of corporate and individual goals set by the Board and the Company's Chief Executive Officer, as well as the financial condition and prospects for the Company. Long-term equity incentives are granted to executive officers from time to time on a discretionary basis. Total compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry. As in previous years, in making its compensation decisions the Committee took into consideration executive compensation information from other biopharmaceutical companies, including industry surveys, publicly available information and reports from compensation consulting firms. The information reviewed by the Committee is not necessarily from the same group of companies that are included in the market indices in the graph included under "Performance Measurement Comparison" in this Proxy Statement.

    Many traditional measures of corporate performance, such as earnings per share or sales growth, are less important in reviewing performance of executives in the biopharmaceutical industry, as compared to more established industries. Because of the Company's current stage of development, the Committee emphasizes other indications of performance, such as the progress of the Company's research and development programs and corporate development activities. These qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor, nor does it specifically assign relative weight to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

    Compensation for the Company's executive officers for the fiscal year ended December 31, 1999 was most recently established by the Committee in July 1999 and reflected the performance of the Company and its executive officers for the period from July 1, 1998 through June 30, 1999. During this period, the Company made significant progress in several areas, and met or exceeded most of its performance goals and timing milestones. As of June 30, 1999, the Company had initiated and substantially completed a merger transaction with NeXstar Pharmaceuticals, Inc., which was approved by the stockholders in July 1999. This was a key strategic event and resulted in a combined Company with three commercial products and total annual product sales revenue of over $100 million, a strong pipeline and the international infrastructure to introduce future products. With respect to the Company's research and development projects, a new drug application ("NDA") for Tamiflu-TM-, developed in collaboration with Hoffmann-La Roche, was submitted to the U.S. Food and Drug Administration ("FDA") in April 1999 with an equivalent filing in the European Union in May 1999. The FDA granted priority status to the NDA and subsequently approved the sale of Tamiflu for the treatment of influenza in the United States in October 1999. In addition, the Company completed its

Phase II clinical trials related to tenofovir disoproxil fumarate for the treatment of HIV infection and began the design and initiation of a Phase III program, which was initiated in November 1999. The Company's research and preclinical development efforts also continued to progress. The Committee believes that the continued commitment and leadership of the Company's executive officers were important factors in the Company's achievements during this period.

    The Committee met in July 1999 to determine cash bonuses, stock option grants and base salary levels for the remainder of the year. Determinations of the amount of cash bonuses and stock option grants were based primarily on the Company's achievements described above, the Committee's determination of each officer's contributions to those achievements and the Committee's expectations regarding future performance. Recognizing the contributions made by Dr. Martin as President and Chief Executive Officer, the Committee set his salary at $425,000 (an 18.1% increase from his previous salary), his cash bonus was $250,000 and his stock option grant was 100,000 shares. Similar factors accounted for the overall increase in the compensation mix, including base salaries, cash bonuses and stock option grants, for Dr. Bird, Dr. Bischofberger, Dr. Jaffe and Mr. Perry. Salary adjustments were also made in January 2000, reflecting a change in the timing of the Company's annual performance reviews for all employees.

                                          Gordon E. Moore, Chairman
                                          Paul Berg
                                          James M. Denny

PERFORMANCE MEASUREMENT COMPARISON (1)

    The following graph compares total stockholder returns of the Company since its initial public offering of common stock on January 22, 1992 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies), the Nasdaq-US, and the Nasdaq Pharmaceutical Index, the Nasdaq-Pharmaceutical. The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq Market. The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the Nasdaq National Market. The Company's Common Stock is traded on the Nasdaq National Market and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JANUARY 22, 1992(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

GILEAD SCIENCES, INC.
6-Month Performance Graph Plot Points
                                       Nasdaq US  Nasdaq Pharmaceutical  Gilead
1/22/92                                      100                    100     100
6/30/92                                       93                     69      82
12/31/92                                     113                     79     128
6/30/93                                      117                     60     109
12/31/93                                     130                     71      80
6/30/94                                      118                     50      57
12/31/94                                     127                     53      63
6/30/95                                      158                     67     118
12/29/95                                     179                     98     213
6/28/96                                      203                     99     168
12/31/96                                     220                     98     167
6/30/97                                      247                    100     184
12/31/97                                     270                    101     255
6/30/98                                      325                    103     214
12/31/98                                     380                    129     274
6/30/99                                      466                    144     350
12/31/99                                     691                    240     361

------------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on January 22, 1992. The cumulative total return on the Company's Common Stock has been computed based on an initial price of $15.00 per share, the price at which the Company's shares were sold in its initial public offering on January 22, 1992.

CERTAIN TRANSACTIONS

    In November 1990, the Company entered into a relocation loan agreement with John C. Martin, currently the Company's President and Chief Executive Officer. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 100% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Dr. Martin is still employed by the Company. In the event Dr. Martin ceases to be employed by the Company, the loan becomes interest-bearing and due within ninety days. The loan is secured by a deed of trust on Dr. Martin's residence. As of December 31, 1999, $20,000 was outstanding.

    In October 1994, the Company entered into a loan agreement with Mark L. Perry, currently the Company's Senior Vice President, Operations. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Mr. Perry is still employed by the Company. In the event Mr. Perry ceases to be employed by the Company, the loan becomes interest-bearing and due within sixty days. The loan is secured by a deed of trust on Mr. Perry's residence. As of December 31, 1999, the entire loan amount was outstanding.

    During 1999, the Company paid an aggregate of $6,747,923 to PharmaResearch Corporation, a contract research organization. James M. Denny, a member of the Board of Directors, is a Senior Advisor to William Blair Capital Partners LLC, which manages William Blair Capital Fund V, which owns a controlling interest (45% of the voting stock) in PharmaResearch Corporation. Mr. Denny is not involved in the supervision of the operations of PharmaResearch Corporation. PharmaResearch Corporation provided services to the Company prior to William Blair Capital Fund V's investment.

    In October 1999, the Company entered into an employment agreement (the "Employment Agreement") with Dr. Jaffe, formerly the Company's Senior Vice President, Drug Development. Under the terms of the Employment Agreement,
Dr. Jaffe transitioned to a part-time employee for a one-year period effective January 1, 2000, in the position of Senior Medical Advisor. Dr. Jaffe will also be a member of the Company's Scientific Advisory Board. As consideration for Dr. Jaffe's part-time service, the Company will pay him an annual salary of $150,000. In addition, all of Dr. Jaffe's outstanding options will continue to vest pursuant to their existing vesting schedules. The Employment Agreement automatically renews on the same terms for additional one-year periods, from January 1 through December 31, unless either the Company or Dr. Jaffe terminate the Employment Agreement in writing and within a specified amount of time in advance of the renewal date.

    On February 18, 2000, the Company entered into a consulting agreement (the "Consulting Agreement") with Dr. Bird, formerly the Company's Senior Vice President, Business Operations, for the period from April 12, 2000 through
June 30, 2000, extendable by mutual agreement. Under the terms of the Consulting Agreement, Dr. Bird will be on retainer to perform consulting services as requested by the Company. As consideration for Dr. Bird's services, the Company will pay him a per diem fee of $1,500 per day plus reasonable out-of-pocket expenses. Dr. Bird has no minimum consulting obligation under the Consulting Agreement.

    The Company has entered into indemnity agreements with all of its officers (including the Named Executive Officers) and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's by-laws.

OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Mark L. Perry
                                          SECRETARY

April 12, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, GILEAD SCIENCES, INC., 333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404.

                                                                       EXHIBIT A

                             GILEAD SCIENCES, INC.
                             1991 STOCK OPTION PLAN

                           ADOPTED NOVEMBER 15, 1991
                             AMENDED APRIL 8, 1992
                             AMENDED APRIL 21, 1993
                            AMENDED OCTOBER 17, 1995
                     AMENDED AND RESTATED JANUARY 22, 1998
                             AMENDED MARCH 30, 1999
                       AMENDED AND RESTATED APRIL 5, 2000

                        TERMINATION DATE: APRIL 30, 2010

1.  PURPOSES.

    (a) The Plan initially was adopted on November 15, 1991 and amended through October 17, 1995 (the "Initial Plan"). The Initial Plan was amended and restated in its entirety effective as of January 22, 1998 and amended through March 30, 1999. Subject to the approval of stockholders of the Company, the Plan hereby is amended and restated in its entirety, effective as of April 5, 2000. The terms of the Plan (excluding the previously amended provision relating to the exercise price of Nonstatutory Stock Options) shall apply to all options granted pursuant to the Initial Plan.

    (b) The purpose of the Plan is to provide a means by which selected Employees and Directors of, and Consultants to, the Company and its Affiliates may be given an opportunity to purchase stock of the Company.

    (c) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of or Consultants to the Company, to secure and retain the services of new Employees and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    (d) The Company intends that the Options issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either Incentive Stock Options or Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.  DEFINITIONS.

    (a) "AFFILIATE" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

    (b) "BOARD" means the Board of Directors of the Company.

    (c) "CODE" means the Internal Revenue Code of 1986, as amended.

    (d) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

    (e) "COMPANY" means Gilead Sciences, Inc., a Delaware corporation.

    (f) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not otherwise compensated by the Company for their services as Directors. The term "Consultant" shall include a member of the Board of Directors of an Affiliate.

    (g) "CONTINUOUS SERVICE" (formerly designated as "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT") means that the Optionee's service with the Company or its Affiliates is not interrupted or terminated. The Optionee's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Company or its Affiliates or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant or Director of the Company or a member of the Board of Directors of an Affiliate will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave, or any other personal leave.

    (h) "COVERED EMPLOYEE" means the chief executive officer and the four
(4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

    (i) "DIRECTOR" means a member of the Board.

    (j) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

    (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

    (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (m) "FAIR MARKET VALUE" means, as of any date, the value of the common stock of the Company determined as follows:

        (i) If the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

        (ii) If the common stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of common stock shall be the mean between the high bid and high asked prices for the common stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

       (iii) In the absence of an established market for the common stock, the Fair Market Value shall be determined in good faith by the Board.

    (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (o) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act), does not possess an interest in any other transaction as to which disclosure would be required under
Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or
(ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

    (p) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

    (q) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (r) "OPTION" means a stock option granted pursuant to the Plan.

    (s) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

    (t) "OPTIONED STOCK" means the common stock of the Company subject to an Option.

    (u) "OPTIONEE" means a person who holds an outstanding Option.

    (v) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    (w) "PLAN" means this 1991 Stock Option Plan.

    (x) "RULE 16B-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

3.  ADMINISTRATION.

    (a) The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

    (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

        (i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how the Option shall be granted; whether the Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of shares for which an Option shall be granted to each such person.

        (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

       (iii) To amend the Plan as provided in Section 11.

        (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

    (c) The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3 of the Exchange Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Within the scope of this authority, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or
(2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or
(ii) not persons with respect to whom the Company wishes to comply with
Section 162(m) of the Code.

4.  SHARES SUBJECT TO THE PLAN.

    (a) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to Options shall not exceed in the aggregate ten million seven hundred fifty thousand (10,750,000) shares of the Company's common stock. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not purchased under such Option shall revert to again become available for issuance under the Plan.

    (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  ELIGIBILITY.

    (a) Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants.

    (b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

    (c) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, no person shall be eligible to be granted Options covering more than Five Hundred Thousand (500,000) shares of the Company's common stock in any calendar year.

6.  OPTION PROVISIONS.

    Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

        (a)  TERM.  No Option shall be exercisable after the expiration of ten
    (10) years from the date it was granted.

        (b)  PRICE.

           (i) EXERCISE PRICE. The exercise price of each Incentive Stock Option and each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the fair market value of the stock subject to the Option on the date the Option is granted.

           (ii) NO AUTHORITY TO REPRICE. Without the consent of the stockholders of the Company, the Board shall have no authority to effect
       (a) the repricing of any outstanding Options under the Plan and/or
       (b) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock.

        (c) CONSIDERATION. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or
    (ii) at the discretion of the Board or the Committee, at the time of the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment arrangement, except that payment of the common stock's "par value" (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

        In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

        (d) TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option but not an Incentive Stock Option, may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

        (e) VESTING. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. During the remainder of the term of the Option (if its term extends beyond the end of the installment periods), the option may be exercised from time to time with respect to any shares then remaining subject to the Option. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

        (f) SECURITIES LAW COMPLIANCE. The Company may require any Optionee, or any person to whom an Option is transferred under subsection 6(d), as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Optionee's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the Optionee to provide such other representations, written assurances, or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such Optionee or permitting the Optionee to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

        (g) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. In the event an Optionee's Continuous Service terminates (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option, but only within such period of time as is determined by the Board, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the case of an Incentive Stock Option, the Board shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the Option is granted. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

        (h) DISABILITY OF OPTIONEE. In the event an Optionee's Continuous Service terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option, but only within twelve (12) months from the date of such termination (or such shorter period specified in the Option Agreement), and only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

        (i) DEATH OF OPTIONEE. In the event of the death of an Optionee, the Option may be exercised, at any time within twelve (12) months following the date of death (or such shorter period specified in the Option Agreement) (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the

    Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

        (j) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

        (k) WITHHOLDING. To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the Optionee as a result of the exercise of the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

7.  COVENANTS OF THE COMPANY.

    (a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

    (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

8.  USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.  MISCELLANEOUS.

    (a) The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e), notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

    (b) Neither an Optionee nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

    (c) Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Consultant or Optionee any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Consultant) or shall affect the right of the

Company or any Affiliate to terminate the employment or relationship as a Consultant of any Employee, Consultant or Optionee with or without cause.

    (d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

10. ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) If any change is made in the stock subject to the Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year period pursuant to subsection 5(d), and the outstanding Options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Options.

    (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Options outstanding under the Plan or shall substitute similar Options for those outstanding under the Plan, (ii) the time during which such Options may be exercised shall be accelerated and the Options terminated if not exercised prior to such event, or (iii) such Options shall continue in full force and effect.

    (c) Notwithstanding any other provisions of this Plan to the contrary, if an event occurs as specified in subsection 10(b) (a "Change in Control") and if within one (1) month before or thirteen (13) months after the date of such Change in Control the Continuous Service of an Optionee terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Optionee due to a Constructive Termination (as such term is defined below), then the vesting and exercisability of all Options held by such Optionee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an option shall lapse, as follows. With respect to those Options held by an Optionee at the time of such termination, one hundred percent (100%) of the unvested shares covered by such Options shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to one hundred percent (100%) of the shares still subject to such rights, as appropriate) as of the date of such termination. Notwithstanding the foregoing, however, if such potential acceleration of the vesting and exercisability of Options (or lapse of reacquisition or repurchase rights held by the Company with respect to Options) would cause a contemplated Change in Control transaction that would otherwise be eligible to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, such acceleration shall not occur.

    For the purposes of this subsection 10(c) only, "Cause" means
(i) conviction of, a guilty plea with respect to, or a plea of NOLO CONTENDERE to a charge that an Optionee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or an Affiliate; (ii) material breach of any agreement entered into between the Optionee and the Company or an Affiliate that impairs the Company's or the Affiliate's interest therein; (iii) willful misconduct, significant failure of the Optionee to perform the Optionee's duties, or gross neglect by the Optionee of the Optionee's duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate.

    For purposes of this subsection 10(c) only, "Constructive Termination" means the occurrence of any of the following events or conditions: (i) (A) a change in the Optionee's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Optionee's status, title, position or responsibilities as in effect at any time within ninety
(90) days preceding the date of a Change in Control or at any time thereafter;
(B) the assignment to the Optionee of any duties or responsibilities which are inconsistent with the Optionee's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of the Optionee from or failure to reappoint or reelect the Optionee to any of such offices or positions, except in connection with the termination of the Optionee's Continuous Service for Cause, as a result of the Optionee's Disability or death or by the Optionee other than as a result of Constructive Termination; (ii) a reduction in the Optionee's annual base compensation or any failure to pay the Optionee any compensation or benefits to which the Optionee is entitled within five (5) days of the date due; (iii) the Company's requiring the Optionee to relocate to any place outside a fifty (50) mile radius of the Optionee's current work site, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Optionee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Optionee, or (B) provide the Optionee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Optionee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and the Optionee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by the Optionee of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Optionee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

    (d) In the event that the acceleration of the vesting and exercisability of the Options or lapse of reacquisition or repurchase rights held by the Company with respect to Options provided for in subsection 10(c) and benefits otherwise payable to an Optionee (i) constitute "parachute payments" within the meaning of
Section 280G (as it may be amended or replaced) of the Code, and (ii) but for this subsection 10(d) would be subject to the excise tax imposed by
Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then such Optionee's benefits hereunder shall be delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax; PROVIDED, HOWEVER, that the benefits hereunder shall be reduced only to the extent necessary after all cash amounts otherwise payable to such Optionee and which constitute "parachute payments" have been returned. Unless the Company and such Optionee otherwise agree in writing, any determination required under this subsection 10(d) shall be made in writing in good faith by the Accountants. For purposes of making the calculations required by this subsection 10(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and such Optionees shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection 10(d). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection 10(d).

11. AMENDMENT OF THE PLAN.

    (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

        (i) Increase the number of shares reserved for options under the Plan;

        (ii) Effect (a) the repricing of any outstanding Options under the Plan and/or (b) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock;

       (iii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code); or

        (iv) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of
    Section 422 of the Code or to comply with the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

    (b) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    (c) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

    (d) Rights and obligations under any Option granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless
(i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

    (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on April 30, 2010, which is a date within ten (10) years following stockholder approval of the amended and restated Plan adopted by the Board on April 5, 2000. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) Rights and obligations under any Option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the Option was granted.

13. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective as determined by the Board, but no Options granted under the Plan shall be exercised unless and until the stockholders of the Company have approved the Plan.

                                                            5100-GR-00-T0-X-0214

PROXY

                        GILEAD SCIENCES, INC.
              PROXY SOLICITED BY THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2000

     The undersigned hereby appoints John C. Martin and Mark L. Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gilead Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gilead Sciences, Inc. to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on Wednesday, May 24, 2000 at 10:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


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


                                                                                           Please mark
                                                                                           your votes as     / X /
                                                                                           indicated in
                                                                                            this example



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE                    THE BOARD OF DIRECTORS RECOMMENDS
NOMINEES FOR DIRECTOR LISTED BELOW.                                 A VOTE FOR PROPOSAL 2.

                                        FOR           WITHHOLD                                               FOR  AGAINST  ABSTAIN
Proposal 1: To elect directors     all nominees       AUTHORITY     Proposal 2: To approve the Company's
to serve for the next year and     listed below      to vote for    1991 Stock Option Plan, as amended,      /  /   /  /     /  /
until their successors are           (except as      all nominees   to increase  the aggregate number of
elected.                            marked to the    listed below.  shares of Common Stock authorized for
                                   contrary below).                 issuance thereunder from 10,000,000 to
                                                                    10,750,000 shares and to extend the
                                        /   /            /    /     term of the plan from October 2001
Nominees:                                                           to April 2010.
Paul Berg            Gordon E. Moore
Etienne F. Davignon  Donald H. Rumsfeld                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.
James M. Denny       George P. Shultz
John C. Martin                                                                                                FOR  AGAINST  ABSTAIN
                                                                    Proposal 3: To ratify the selection of
                                                                    Ernst & Young LLP as independent           /  /   /  /     /  /
                                                                    auditors of the Company for its
                                                                    fiscal year ending December 31, 2000.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY
NOMINEE(S), WRITE SUCH NOMINEE(S)'
NAME(S) BELOW:


----------------------------------------                             Please sign exactly as your name
                                                                     appears hereon.  If the stock is
                                                                     registered in the names of two or
                                                                     more persons, each should sign.
                                                                     Executors, administrators, trustees,
                                                                     guardians and attorneys-in-fact
                                                                     should add their titles.  If signer
                                                                     is a corporation, please give full
                                                                     corporate name and have a duly
                                                                     authorized officer sign, stating
                                                                     title.  If signer is a partnership,
                                                                     please sign in partnership name by
                                                                     authorized person.





Signature(s)                                                                   Dated            , 2000
            ------------------------------------------------------------------       -----------
Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.




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